Exhibit 10.15

PERSONAL LOAN TERMINATION AGREEMENT
THIS PERSONAL LOAN TERMINATION AGREEMENT (this “Termination Agreement”) is made this August 21, 2023, by and among Vishal Garg (“Borrower”) and Better Holdco, Inc. (“Lender”) (each a “Party” and together the “Parties”).
Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Notes (as defined below).
RECITALS
WHEREAS, Lender and Borrower entered into that Security Agreement, dated as of January 22, 2021 (the “First Security Agreement”) and that Promissory Note, dated as of January 22, 2021 (the “First Promissory Note”), pursuant to which Lender extended to Borrower a loan in the principal amount of $27,352,800 (the “First Loan”) and that Security Agreement, dated as of January 22, 2021 (the “Second Security Agreement” and together with the First Security Agreement, the “Security Agreements”) and that Promissory Note, dated as of January 22, 2021 (the “Second Promissory Note” and together with the First Promissory Note, the “Notes”), pursuant to which Lender extended to Borrower a loan in the principal amount of $13,676,400 (the “Second Loan” and together with the First Loan, the “Loans”);
WHEREAS, pursuant to Section 9 of each of the Notes, Lender has (a) personal recourse against Borrower as to 51% of the aggregate principal amount of the Loans evidenced by the Notes, which as of the date hereof is equal to $20,924,892, plus any accrued and unpaid interest thereon (the “Recourse Portion”), and (b) no personal recourse against Borrower as to any remaining additional amounts due under the Loans evidenced by the Notes that exceed the Recourse Portion, which is equal to $20,104,308 as of the date hereof (the “Non-Recourse Portion”);
WHEREAS, Borrower pledged (a) 2,000,000 shares of Lender’s common stock (the “First Loan Pledged Shares”) as collateral for the repayment of the First Loan pursuant to the First Security Agreement and (b) 2,000,000 shares of Lender’s common stock (the “Second Loan Pledged Shares” and, together with the First Loan Pledged Shares, the “Pledged Shares”) as collateral for the repayment of the Second Loan pursuant to the Second Security Agreement;
WHEREAS, Borrower desires to transfer and Lender desires to receive the Pledged Shares and apply the Fair Market Value (as defined in each Note) of the Pledged Shares against Borrower’s obligations under each Loan, in accordance with the terms of Section 9 of each Note and Borrower and Lender acknowledge that the Fair Market Value of each vested Pledged Share is $6.21 per share, based on the 409A valuation of Lender’s common stock at July 31, 2023 (the “409A Value”), or $24,840,000 in the aggregate (the “Aggregate Pledged Share FMV”), and that the Aggregate Pledged Share FMV is insufficient to satisfy in full Borrower’s obligations under the Notes;
WHEREAS, (a) Borrower desires to transfer and Lender desires to receive and cancel each of the Pledged Shares and (b) Borrower desires to transfer and Lender desires to receive and cancel an additional number of whole shares of Lender’s common stock held by Borrower (the “Additional Shares”) that is sufficient, based on the aggregate 409A Value thereof, to satisfy Borrower’s remaining obligations under the Notes after Borrower’s aggregate obligations have been reduced by the Aggregate Pledged Share FMV (the “Aggregate Additional Share FMV”) and;

WHEREAS, after giving effect to the foregoing provisions, the Parties hereto desire to terminate and extinguish the Loans and terminate and cancel the Security Agreements and Notes.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.Transfer and Satisfaction. Effective as of the date hereof and in accordance with Section 9 of each Note, Borrower shall transfer to Lender and Lender shall receive (a) the Pledged Shares and (b) the Additional Shares with an Aggregate Additional Share FMV, such that after Borrower’s obligations under the Notes have been reduced by the Aggregate Pledged Share FMV, the Aggregate Additional Share FMV shall equal Borrower’s remaining aggregate obligations under the Notes, in full and final satisfaction of the Loans. The Additional Shares transferred in respect of the remaining Loans after application of the Aggregate Pledged Share FMV will be 2,447,617 shares of Lender’s common stock, the Aggregate Additional Share FMV of which would be $15,199,699. As of the date hereof, Borrower’s rights as a stockholder with respect to the Pledged Shares and the Additional Shares shall cease and Borrower shall execute and deliver to Lender any additional forms required by Lender to effectuate the transfer of the Pledged Shares and Additional Shares contemplated by this Termination Agreement.
2.Termination of Notes and Security Agreements. After giving effect to the transfer of the Pledged Shares and the Additional Shares, the Notes and Security Agreements shall be terminated and deemed null and void in all respects as of the date hereof such that no Party shall have any continuing right, duty, obligation or liability under either the Notes or Security Agreements.
3.Representations of Borrower. As of the date hereof, Borrower is the sole record and beneficial owner of the Pledged Shares and the Additional Shares. Borrower has all requisite power and authority to enter into this Termination Agreement and consummate the transactions contemplated hereby.
4.Tax Matters. Borrower has reviewed with Borrower’s tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Termination Agreement. Borrower shall be responsible for any federal, state, local, non-U.S. tax or other tax assessed by tax authorities with respect to the transfer of the Pledged Shares and the Additional Shares.
5.Miscellaneous.
(a)This Termination Agreement and all claims and causes of action arising out of or relating to this Termination Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to its conflict of laws principles.

(b)This Termination Agreement may be signed in any number of counterparts (including by electronic means) with the same effect as if the signatures thereto and hereto were upon the same instrument. This Termination Agreement shall become effective when each Party shall have delivered a counterpart hereof signed by such Party. No provision of this Termination Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.
(c)This Termination Agreement shall bind and inure to the benefit of and be enforceable by the Parties and their respective successors.
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IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to execute and deliver this Termination Agreement as of the date first written above.

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer
[Signature Page to Personal Loan Termination Agreement]

VISHAL GARG

/s/ Vishal Garg
[Signature Page to Personal Loan Termination Agreement]